EXHIBIT 3.1.5

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              GO-RACHELS.COM CORP.

         The undersigned, Lawrence J. Castriotta, the President of Go-Rachels.com Corp., a Minnesota corporation (the "Corporation"), hereby certifies that he is the President of the Corporation and that:

         1. The name of the Corporation is Go-Rachels.com Corp.;

         2. That pursuant to and in accordance with the provisions of the Minnesota Business Corporation Act at Section 302A.139, that the Board of Directors and Shareholders duly authorized and approved the following amendment of the Corporation's Articles of Incorporation on September 17, 2001: RESOLVED, that Article I of the Corporation's Articles of Incorporation shall be amended to state, in its entirety, as follows:

                                    ARTICLE I

                                      NAME

         THE NAME OF THIS CORPORATION IS RACHEL'S GOURMET SNACKS, INC.



         Except as expressly amended by the provisions hereof, the terms and provisions contained in the Articles of Incorporation and any previous amendments thereto shall continue in full force and effect.

         I swear that the foregoing is true and accurate and that I have the authority to sign these Articles of Amendment on behalf of the Corporation.



Dated: September 17, 2001                    By: /s/ Lawrence J. Castriotta
                                                 -------------------------------
                                                 Lawrence J. Castriotta, Its CEO